Exhibit 10.40

MASTER AGREEMENT

AMONG

KERZNER INTERNATIONAL NORTH AMERICA, INC.,

COLONY RIH HOLDINGS, INC.,

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.,

RESORTS REAL ESTATE HOLDINGS, INC.,

RESORTS INTERNATIONAL HOTEL, INC.

And

NEW PIER OPERATING COMPANY, INC.

March 18, 2004

i

Annexes, Schedules and Exhibits

Annex I	Certain Definitions	I-1

Schedule 2.1(1)	Casino Property Description
Schedule 2.1(2)	Operating Company Debt
Schedule 4.11	Permitted Investments of Holdings
Schedule 4.12	Existing Indebtedness of Holdings
Schedule 7.7	Equity Interests of Purchaser, Resorts, RIH and New Pier
Schedule 7.8	Operating Company Debt Documents
Schedule 7.15	Holdings Subsidiaries

- ii -

Exhibit A	Form of Secured Promissory Note
Exhibit B	Form of Purchase Agreement
Exhibit C	Form of Security Agreement
Exhibit D	Form of First Mortgage
Exhibit E	Form of Assignment
Exhibit F	Form of Lease Amendment
Exhibit G	Form of Holdings Guarantee
Exhibit H	Form of Stock Pledge Agreement
Exhibit I	Form of RRN Guarantee
Exhibit J	Form of Subordination Agreement
Exhibit K	Form of Environmental Indemnity Agreement
Exhibit L	Form of Willkie Farr & Gallagher opinion
Exhibit M	Form of Potter Anderson opinion
Exhibit N	Form of Graham Curtin and Sheridan opinion
Exhibit O	Provisions to be included in the Amended and Restated Certificate of Incorporation of Purchaser
Exhibit P	Form of Irrevocable Instruction Letter to Trustee
Exhibit Q	Form of New Guarantor Guarantee

- iii -

MASTER AGREEMENT dated as of March 18, 2004, among KERZNER INTERNATIONAL NORTH AMERICA, INC. (f/k/a Sun International North America, Inc.), a Delaware corporation (“KINA”), COLONY RIH HOLDINGS, INC., a Delaware corporation (“Holdings”), RESORTS INTERNATIONAL HOTEL AND CASINO, INC. (f/k/a Colony RIH Acquisitions, Inc.), a Delaware corporation (“Resorts”), RESORTS REAL ESTATE HOLDINGS, INC., a New Jersey corporation (“Purchaser”), RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation (“RIH”), and NEW PIER OPERATING COMPANY, INC., a New Jersey corporation (“New Pier”) (Holdings, Resorts, Purchaser, RIH and New Pier, together with any Subsidiary of Resorts that hereafter issues a Guaranty (as defined below) to KINA are herein referred to individually as a “Resorts Group Company”, and, collectively, the “Resorts Group Companies”).

WHEREAS, Holdings owns 100% of the outstanding stock of Resorts, and Resorts, through RIH, its Wholly Owned Subsidiary (as such term is defined in Article II below), owns and operates the Casino Property (as defined below in Article II);

WHEREAS, Resorts acquired all the issued and outstanding shares of capital stock of each of RIH and New Pier on April 25, 2001 from GGRI, Inc., a Wholly Owned Subsidiary of KINA, pursuant to that certain Purchase Agreement dated as of October 30, 2000 (as amended, the “Resorts Purchase Agreement”), among KINA, as Parent, GGRI, Inc., as Seller and Resorts, as Buyer;

WHEREAS, in connection with the transactions contemplated by the Resorts Purchase Agreement, KINA and Resorts entered into that certain Option Agreement, dated April 25, 2001 (as amended, the “Option Agreement”), pursuant to which KINA has granted Resorts an option (the “Option”) to purchase the Premises (as such term is defined in the Option Agreement) for a purchase price in cash of $40,000,000;

WHEREAS, in connection with the transactions contemplated by the Resorts Purchase Agreement, Resorts currently is leasing a portion of the Premises pursuant to that certain Lease Agreement dated as of April 25, 2001 (as amended prior to the Issue Date, the “Lease Agreement”), between KINA and Resorts;

WHEREAS, the real property comprising the Premises is of significant value to the operation of the Casino Property and its potential future expansion, as well as of significant value to Holdings, Resorts, RIH and New Pier and their respective current and planned operations and activities;

WHEREAS, Purchaser, a newly formed corporation and a Wholly Owned Subsidiary of Holdings, has informed KINA that it wishes to enter into a purchase and sale agreement pursuant to which it shall acquire the Premises on the Issue Date by paying the purchase price therefor not in cash, but by the execution and delivery of a secured promissory note;

WHEREAS, Holdings wishes to cause Purchaser to enter into such purchase and sale agreement with KINA having similar terms and conditions as those contained in the Option Agreement for the purposes of acquiring the Premises on the Issue Date and issuing such secured promissory note to KINA;

WHEREAS, KINA is willing to accommodate the Resorts Group Companies and agree that Purchaser shall acquire the Premises on the Issue Date by payment of the purchase price in the form of a secured promissory note issued by Purchaser to KINA, provided that the Resorts Group Companies enter into this Agreement and the other Transaction Documents (as such terms are defined below in Article II);

WHEREAS, pursuant to this Agreement, KINA and Resorts will terminate the Option Agreement, and that certain Termination of Memorandum of Option Agreement (the “Termination of Option Agreement”) will be recorded;

WHEREAS, immediately following the termination of the Option Agreement as indicated above, KINA shall assign all its right, title and interest as lessor under the Lease Agreement to Purchaser, whereupon Purchaser shall become lessor of the Premises on the terms of such Lease Agreement as assigned;

WHEREAS, the ownership, use and control of the Premises are material to the operation of the Casino Property and to the current and planned operations and activities of each of the Resort Group Companies, and, in furtherance of their business interests, the Resorts Group Companies wish to enter into this Agreement and the other Transaction Documents;

WHEREAS, prior to the date hereof, the Resorts Group Companies have received the written consent to the transactions contemplated by this Agreement and the other Transaction Documents from the Gaming Authorities; and

WHEREAS, the parties hereto have agreed to execute, deliver and consummate the transactions contemplated by, the Transaction Documents.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Holdings, Resorts, Purchaser, RIH, New Pier and KINA hereby agree as follows:

ARTICLE I

RECITALS

Recitals. The recitals to this Agreement are acknowledged as true and correct, and are hereby integrated in their entirety into and form a material part of the terms of this Agreement.

ARTICLE II

DEFINITIONS

Definition of Certain Terms. Capitalized terms and other defined terms used in this Agreement shall (unless otherwise provided elsewhere in this Agreement) have the meanings given to them in Annex I hereto. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.

Section 2.1. Use of Certain Terms.

(a) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP consistently applied for all applicable periods.

(b) The words “include”, “includes”, “including” and “such as” shall be construed as if followed by the phrase “without limitation.”

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

(d) Unless the context otherwise requires, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter gender.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

ARTICLE III

CONDITIONS PRECEDENT

Conditions Precedent to the Obligations of KINA. The obligation of KINA to consummate the transactions contemplated by this Agreement on the date hereof is subject to the following conditions precedent, each of which shall be satisfied prior to or contemporaneously with the execution and delivery of this Agreement:

(a) The Resorts Group Companies shall have delivered to KINA four counterparts of this Agreement duly executed by each Resorts Group Company;

(b) Purchaser shall have delivered to KINA a secured promissory note of Purchaser dated the Issue Date, in the principal amount of $40,000,000, in the form of Exhibit A attached hereto (the “Secured Promissory Note”), duly executed by Purchaser;

(c) Purchaser shall have delivered to KINA a purchase and sale agreement dated as of the Issue Date, in respect of the sale by KINA and the purchase by Purchaser of the Premises, in the form of Exhibit B attached hereto (the “Purchase Agreement”), duly executed by Purchaser;

(d) Purchaser and Holdings (i) shall have delivered to KINA a security agreement dated as of the Issue Date, pursuant to which Purchaser shall grant to KINA and the permitted assignees of KINA holding any Notes a first-priority security interest in all of Purchaser’s assets and Holdings shall grant to KINA and the permitted assignees of KINA holding any Notes a first-priority security interest in all Restricted Payments received by Holdings from a Resorts Group Company after the Issue Date, in the form of Exhibit C attached hereto (the “Security Agreement”), duly executed by Purchaser and Holdings, and (ii) shall have delivered to KINA such financing statements on Form UCC-1 for filing in the respective jurisdictions of organization of Purchaser and Holdings, and as KINA may otherwise reasonably request, as required pursuant to the Security Agreement;

(e) Purchaser shall have delivered to KINA a first mortgage dated as of the Issue Date, in respect of the Premises, in the form of Exhibit D attached hereto (the “First Mortgage”), duly executed by Purchaser;

(f) Purchaser shall have delivered to KINA (i) an assignment and assumption agreement dated as of the Issue Date, pursuant to which, inter alia, all rights and obligations of KINA under the Lease Agreement shall be assigned by KINA and assumed by Purchaser, and all permits and general intangibles in connection therewith shall be assigned by KINA to Purchaser in the form of Exhibit E attached hereto (the “Assignment”), and (ii) an amendment to the Lease Agreement as so amended, dated as of the Issue Date, in respect of the Premises, in the form of Exhibit F attached hereto (the “Lease Amendment”), in each case duly executed by Purchaser;

(g) Holdings shall have delivered to KINA a guarantee, dated as of the Issue Date, in the form of Exhibit G attached hereto (the “Holdings Guarantee”), duly executed by Holdings;

(h) Holdings (i) shall have delivered to KINA a stock pledge agreement dated as of the Issue Date, pursuant to which Holdings shall pledge to KINA all the issued and outstanding shares of capital stock of Purchaser to secure the Obligations, in the form of Exhibit H attached hereto (the “Stock Pledge Agreement”), duly executed by Holdings, and (ii) shall have delivered to KINA the stock certificates and stock powers executed in blank as are required pursuant to the Stock Pledge Agreement;

(i) Each of Resorts, RIH and New Pier shall have delivered to KINA a guarantee dated as of the Issue Date, in the form of Exhibit I attached hereto (the “RRN Guarantee”), duly executed by Resorts, RIH and New Pier;

(j) Purchaser shall have delivered to KINA all of the agreements, documents and instruments required by the Purchase Agreement to be delivered by Purchaser on the Issue Date, duly executed by Purchaser;

(k) Resorts shall have delivered to KINA a subordination agreement dated as of the Issue Date, pursuant to which its interest in the Premises under the Lease Agreement shall be subordinated to the lien of the First Mortgage, in the form of Exhibit J attached hereto (the “Subordination Agreement”), duly executed by Resorts and Purchaser;

(l) Resorts shall have delivered to KINA an environmental indemnity agreement, dated as of the Issue Date, in the form of Exhibit K attached hereto (the “Environmental Indemnity Agreement”);

(m) KINA shall have received: (i) with respect to each Resorts Group Company, such documentation as KINA reasonably may require to establish the due organization, valid existence and good standing of each such Person, its qualifications to do business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Transaction Documents to which it is a party, and the identity, authority and capacity of each responsible official thereof authorized to act on its behalf; (ii) a certificate of a senior officer of each Resorts Group Company dated the Issue Date certifying that the conditions specified in Sections 3.1(n) and 3.1(o) have been satisfied; (iii) opinions of Willkie Farr & Gallagher LLP, Potter Anderson and Graham Curtin and Sheridan, outside counsel to the Resorts Group Companies, dated the Issue Date, in the forms of Exhibit L, Exhibit M and Exhibit N, respectively, attached hereto; and (iv) an opinion from counsel reasonably acceptable to KINA that the execution, delivery and performance of the transactions contemplated by the Transaction Documents do not conflict with or violate applicable Gaming Laws, such opinion to be in form and substance reasonably acceptable to KINA;

(n) The representations and warranties of each Resorts Group Company in this Agreement and the other Transaction Documents shall be true and correct on and as of the Issue Date in all material respects;

(o) On the Issue Date, each Resorts Group Company shall be in compliance in all material respects with all the terms and provisions of the Transaction Documents applicable to it, no Default or Event of Default shall have occurred and be continuing, and no event constituting a Material Adverse Effect shall have occurred since March 31, 2003;

(p) KINA shall have received evidence reasonably satisfactory to it of the due execution and filing of an amended and restated certificate of incorporation of Purchaser containing those provisions listed in Exhibit O, attached hereto;

(q) The Termination of Option Agreement shall have been executed and delivered by Resorts;

(r) The CIT Subordination Agreement shall have been executed and delivered by CIT Group/Equipment Financing Inc., Resorts, RIH and New Pier; and

(s) The conditions precedent applicable to each Resorts Group Company in the other Transaction Documents shall have been satisfied.

Conditions Precedent to the Obligations of the Resorts Group Companies. The obligation of the Resorts Group Companies to consummate the transactions contemplated by this Agreement on the date hereof is subject to the following conditions precedent, each of which shall be satisfied prior to or contemporaneously with the execution and delivery of this Agreement:

(t) KINA shall have delivered to the Resorts Group Companies four (4) counterparts of this Agreement, duly executed by KINA;

(u) KINA shall have delivered to Purchaser the Purchase Agreement, duly executed by KINA;

(v) KINA shall have delivered to Purchaser the Assignment, duly executed by KINA;

(w) KINA shall have delivered to Resorts the Environmental Indemnity Agreement, duly executed by KINA;

(x) KINA shall have delivered to Resorts the RRN Guaranty, duly executed by KINA;

(y) Purchaser shall have received: (i) such documentation as Purchaser reasonably may require to establish the due organization, valid existence and good standing of KINA in its state of formation, its qualification to do business and good standing in New Jersey, its authority to execute, deliver and perform any Transaction Documents to which it is a party, and the identity, authority and capacity of each responsible official thereof authorized to act on its behalf; and (ii) a certificate of a senior officer of KINA, dated the Issue Date, certifying that the conditions specified in Sections 3.2(g) and 3.2(h) have been satisfied;

(z) The representations and warranties of KINA in this Agreement and the other Transaction Documents shall be true and correct in all material respects on and as of the Issue Date;

(aa) On the Issue Date, KINA shall be in compliance in all material respects with all the terms and provisions of the Transaction Documents applicable to it;

(bb) The Termination of Option Agreement shall have been executed and delivered by KINA;

(cc) The CIT Subordination Agreement shall have been executed and delivered by KINA; and

(dd) The conditions precedent applicable to KINA in the other Transaction Documents shall have been satisfied.

ARTICLE IV

COVENANTS OF HOLDINGS AND PURCHASER

Holdings and Purchaser, jointly and severally, covenant and agree as follows:

Section 4.1. Maintenance of Office or Agency.

(a) Purchaser shall maintain in the Borough of Manhattan, the City of New York, an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon Purchaser in respect of the Notes may be served. Purchaser shall give prompt written notice to each Holder of the location, and any change in the location, of such office or agency. If at any time Purchaser shall fail to maintain any such required office or agency or shall fail to furnish each Holder with the address thereof, such presentations, surrenders, notices and demands may be made or served at 660 Madison Avenue, Suite 1600, New York, New York 10021, attn: Nicholas L. Ribis.

(b) Purchaser may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve Purchaser of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. Purchaser shall give prompt written notice to each Holder of any such designation or rescission and of any change in the location of any such office or agency.

(c) Purchaser hereby designates 1133 Boardwalk, Atlantic City, New Jersey, c/o Resorts International Hotel, Inc., attn: Ms. Audrey Oswell as one such office or agency of Purchaser.

Maintenance of Existence and Conduct of Business. Each of Holdings and Purchaser shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights, licenses, privileges and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times, consistent with industry practices, maintain, preserve and protect all of its trademarks, trade names, patents, copyrights, trade secrets, know-how and other intellectual property (except where the failure to do so is not reasonably likely to have a Material Adverse Effect), and preserve all the remainder of its property, in use in the conduct of its business, and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Capital Structure. Holdings at all times will own (a) directly all the issued and outstanding Equity Interests of Purchaser, and (b) directly or indirectly, all the issued and outstanding Equity Interests and Equity Rights of Resorts, RIH, New Pier and any other Guarantor, in each case free and clear of all Liens (other than the Lien on the capital stock of Purchaser created by the Stock Pledge Agreement and the Lien on the capital stock of New Pier and RIH created by the Indenture Security Agreement). From and after the Issue Date, Purchaser shall not issue (or agree to issue) any Equity Interests or Equity Rights to any Person or alter (or agree to alter) its capital structure. Purchaser and Holdings shall not amend the certificate of incorporation or by-laws of Purchaser without the prior written consent of the Holders.

Section 4.2. Payment of Charges.

(a) Subject to Sections 4.4(b) and 4.4(c), each of Holdings and Purchaser shall pay and discharge or cause to be paid and discharged promptly all (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (ii) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

(b) Each of Holdings and Purchaser may in good faith, in lieu of payment, contest, by proper legal actions or proceedings, the validity or amount of any Charges or claims arising under Section 4.4(a), and may permit a Lien to exist for such Charges or claims during such action or proceeding, provided that at the time of commencement of any such action or proceeding, and during the pendency thereof, (i) no Default or Event of Default shall have occurred; (ii) adequate reserves with respect thereto are maintained on the books of Holdings or Purchaser, as the case may be, in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iv) each of Holdings and Purchaser shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall upon request from a Holder deliver to such Holder evidence of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Holdings or Purchaser, as the case may be, and in any event at least 15 days before the date on which any property of Holdings or Purchaser, as the case may be, may be sold or transferred because of nonpayment of such Charges or claims.

(c) Notwithstanding anything to the contrary contained in Section 4.4(b), each of Holdings and Purchaser shall have the right to pay the Charges or claims arising under Section 4.4(a)(ii) and thereafter in good faith contest, by proper legal actions or proceedings, the validity or amount of such Charges or claims.

Books and Records. Each of Holdings and Purchaser shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP.

Litigation. Each of Holdings and Purchaser shall notify KINA in writing, within 15 days after learning thereof, of any litigation commenced against: (a) Purchaser; or (b) any other Resorts Group Company involving, in the case of this clause (b), injunctive or other equitable relief reasonably likely to have a Material Adverse Effect on such Resorts Group Company or amounts reasonably likely to have a Material Adverse Effect on such Resorts Group Company.

Insurance. Each of Holdings and Purchaser shall maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers’ compensation and insurance on its property and assets in amounts customary for the industry in which such Person operates under usual and customary policies issued by reputable insurers.

Compliance with Law. Each of Holdings and Purchaser shall comply in all material respects with all Laws and regulations applicable to it, including all Gaming Laws, those regarding the collection, payment and deposit of employees’ income, unemployment and social security taxes and those relating to environmental matters.

Certain Asset Sales. Neither Holdings nor Purchaser shall sell, transfer, lease, convey or otherwise dispose of any of its assets or properties (an “Asset Sale”); provided, however, the foregoing shall not prohibit (a) the transactions contemplated by the Lease Agreement or the First Mortgage, (b) Asset Sales permitted under Section 4.10, or (c) the attachment or granting of any Lien permitted hereunder.

Mergers, Etc. (a) Purchaser shall not, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, amalgamate with or acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person. Purchaser shall not sell, lease or otherwise transfer all or substantially all of its assets unless at the time of consummation thereof all the outstanding Obligations are irrevocably and indefeasibly repaid in full. Purchaser shall not create any Subsidiaries.

(b) Holdings shall not, directly or indirectly, by operation of law or otherwise, merge with, amalgamate with or acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person. Holdings shall not sell, lease or otherwise transfer all or substantially all of its assets unless at the time of consummation thereof all the outstanding Obligations are irrevocably and indefeasibly repaid in full. Holdings shall not create any new Subsidiaries; provided, however, that the foregoing provisions of this Section 4.10(b) shall not prohibit:

(A) mergers, consolidations and amalgamations of Holdings, the sole purpose of which is to reincorporate Holdings in a new jurisdiction in the United States and pursuant to which (1) the surviving entity assumes all the obligations of Holdings under the Transaction Documents pursuant to agreements in form and substance reasonably satisfactory to KINA, (2) immediately after giving effect to such transaction, no Default or Event of Default exists, (3) the transaction would not result in the loss, suspension or material impairment of any material Gaming Approval, (4) immediately after giving effect to such transaction, the surviving entity will have consolidated net worth equal to or greater than the consolidated net worth of Holdings immediately preceding the transaction, and (5) KINA shall be entitled to receive a certificate of an executive officer of the surviving entity and an opinion of counsel (reasonably acceptable to KINA) to the surviving entity as conclusive evidence that such merger, consolidation or amalgamation complies with the provisions hereof; and

(B) Investments to the extent permitted by Section 4.11.

Investments. Neither Holdings nor Purchaser shall, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in (including any Equity Interest or any Equity Right), or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or permit to exist any of the foregoing (each of the foregoing an “Investment”), except that the following shall be permitted:

(a) Holdings and Purchaser may consummate the transactions contemplated by the Transaction Documents in accordance with the provisions of the Transaction Documents;

(b) (i) Purchaser may acquire and hold accounts receivables owing to it if created or acquired in the ordinary course of its business and payable or dischargeable in accordance with customary terms, (ii) Holdings and Purchaser may acquire and hold cash and Cash Equivalents, (iii) Purchaser and Holdings may endorse negotiable instruments for collection in the ordinary course of business, and (iv) Purchaser may make lease, utility and other similar deposits in the ordinary course of business;

(c) Holdings may make cash capital contributions to Purchaser or Resorts; provided, however, that (i) the transaction or series of transactions with respect to which any such cash capital contribution is to be made would not constitute a Default or Event of Default, and (ii) KINA shall have given its prior written consent to the consummation of such transaction or series of transactions, such consent not to be unreasonably withheld or delayed (it being understood and agreed that no such consent shall be required if (A) any such cash capital contribution to Purchaser or Resorts is made simultaneously with, or immediately after, a cash capital contribution to Holdings by its equity holders in an amount equal to or greater than the amount of the cash capital contribution by Holdings to Purchaser or Resorts, and (B) such cash capital contribution to Holdings is on terms no less favorable to Holdings than the terms of the capital contribution from Holdings to Purchaser or Resorts, as reasonably determined by KINA); and

(d) Holdings may have the Investments identified on Schedule 4.11.

Indebtedness. Neither Holdings nor Purchaser shall create, incur, assume or permit to exist any Indebtedness, except (a) the Obligations, (b) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business, (c) Indebtedness owed by Purchaser to a Resorts Group Company or any of their Affiliates incurred by Purchaser in connection with the payment of costs and expenses related to the negotiations, execution and delivery of the Transaction Documents in an amount not to exceed $500,000 in the aggregate, and (d) Indebtedness of Holdings existing on the date hereof listed on Schedule 4.12.

Maintenance of Business. Neither Holdings nor Purchaser shall engage in any business other than (a) in the case of Purchaser, the business of owning the Premises and leasing the Premises to Resorts pursuant to the Lease Agreement and activities incidental thereto, and (b) in the case of Holdings, the business currently engaged in by Holdings and activities incidental thereto.

Transactions with Affiliates. Neither Holdings nor Purchaser shall enter into or be a party to, or otherwise permit to exist, any transaction with any other Resorts Group Company or any Affiliate of a Resorts Group Company, except for (a) the Lease Agreement, (b) transactions contemplated by the Transaction Documents, (c) payments to Holdings for reimbursement of reasonable administrative expenses incurred by Holdings on behalf of Purchaser, (d) tax sharing agreements entered into after the date hereof reasonably satisfactory to Holder, which tax sharing agreements shall not be modified or amended without the prior written consent of KINA, such consent not to be unreasonably withheld or delayed, (e) with respect to Holdings, the transactions existing as of the date hereof, and (f) Investments permitted under Section 4.11.

Section 4.3. Financial Statements and Information.

(a) Financial Statements and Information.

(i) While any of the Resorts Group Companies is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings shall provide the Holder with such annual reports and other information, documents and reports as are specified in Section 13 and 15(d) of the Exchange Act, such information, documents and reports to be so provided at the times specified for the filing of such information, documents and reports under such sections.

(ii) If none of the Resorts Group Companies are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings shall provide the Holder with such annual reports and other information, documents and reports as are required to be maintained by and/or filed with any Gaming Authority, such information, documents and reports to be so provided at the times specified by any Gaming Authority.

(iii) If Holdings is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings shall deliver to Holder: (A) within 45 days after the end of the first three fiscal quarters of each Fiscal Year, (1) a copy of the unaudited balance sheets of Holdings as of the close of such quarter and related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such quarter, and (2) a copy of the unaudited statements of income of Holdings for such quarter, all prepared in accordance with GAAP (subject to normal year end adjustments) and accompanied by a certification of the chief executive officer or chief financial officer of Holdings that all such financial statements present fairly in accordance with GAAP (subject to normal year end adjustments) the financial position, the results of operations and the cash flows of Holdings as of the end of such quarter and for the portion of the Fiscal Year then ended, and that there was no Default or Event of Default in existence as of such time (or if any such Default or Event of Default then existed, describing the nature thereof and any action taken or proposed to be taken by the Company with respect thereto); (B) within 90 days after the close of each Fiscal Year, a copy of the annual audited financial statements of Holdings, consisting of a balance sheet and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified by a firm of independent certified public accountants of recognized national standing selected by Holdings and reasonably acceptable to the Holders, and accompanied by (1) a report from such accountants to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or if any such Default or Event of Default has occurred, describing the nature thereof and any action taken by Holdings with respect thereto) (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines), and (2) a certification of the chief executive officer or chief financial officer of Holdings that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position, the results of operations and the cash flows of Holdings as at the end of such year and for the period then ended that there was no Default or Event of Default in existence as of such time (or if any such Default or Event of Default then existed, describing the nature thereof and any action taken or proposed to be taken by Holdings with respect thereto); and (C) such other documents and reports as are reasonably requested by any Holder.

(b) Communication with Accountants. Subject to Section 4.15(c), each of Holdings and Purchaser authorizes Holder, upon prior notice to such Person, to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Holder any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of any Resorts Group Company. Such Person shall be entitled to have a representative present during all such communications or meetings. If requested by Holder following the selection of such accountants, such Person shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 4.15(b).

(c) Access. Holder and any of its officers, employees and/or agents shall have the right, exercisable as frequently as Holder (or representative thereof) reasonably determines to be appropriate, during normal business hours and upon reasonable prior notice, to inspect the properties and facilities of the Resorts Group Companies (including, without limitation, the Premises (as defined in the Option Agreement)) and to inspect, audit and make extracts from all of such Person’s records, files, and books of account. All information sought by Holder under Section 4.15(b) and this Section 4.15(c) shall be limited solely to information directly related to the ability of the Resort Group Companies to repay and comply with the Obligations or comply with covenants hereunder or under the other Transaction Documents and shall be subject to the confidentiality provisions of Section 8.11. Notwithstanding the provisions of Section 4.15(b) or this Section 4.15(c), no Holder (which Holdings determines in good faith is a Competitor (as defined in the Note) and so notifies KINA) shall be entitled to receive or inspect proprietary or confidential information (including marketing and player information) and only KINA (and not any other Holder other than a Holder that is a Subsidiary of KINA) shall be entitled to the benefits of Sections 4.15(b) and this 4.15(c).

Liens. Neither Holdings nor Purchaser shall create or permit any Lien on any of its properties or assets except as permitted by the First Mortgage and the Security Agreement.

Capital Expenditures. Neither Holdings nor Purchaser shall make any Capital Expenditures other than, in the case of Purchaser, additions and alterations to the Premises to the extent permitted by the First Mortgage.

Restricted Payments. Neither Holdings nor Purchaser shall make any Restricted Payments.

Additional Holdings Obligations.

(a) Holdings shall take all commercially reasonable steps, including the payment of money, necessary to enable Purchaser to meet its payment and other obligations (other than the Obligations) as and when due to the extent such obligations are not the obligations of Resorts, as tenant under the Lease Agreement. The foregoing shall not affect in any manner Holdings’ obligations under the Holdings Guarantee.

(b) Holdings shall cause each of Resorts, RIH, New Pier and each New Guarantor not to engage in any action if the result thereof would constitute an Indenture Default in respect of such Person’s obligations under the asset sale restrictions of Section 4.11 of the Indenture.

(c) Holdings shall cause each of Resorts, RIH, New Pier and each New Guarantor not to, directly or indirectly, in a single transaction or series of related transactions, (i) consolidate or merge with or into another person, or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties, if the result thereof would constitute an Indenture Default.

(d) Notwithstanding anything herein that may be to the contrary, Holdings shall not permit, nor suffer to exist, the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (“Transfer”) of the Casino Property, the Property (as defined in the First Mortgage), except as permitted by the First Mortgage, or any substantial part thereof, whether by Transfer of assets, by merger, consolidation or amalgamation, by Transfer of stock or other equity interests, or otherwise, and Holdings shall not agree or permit any other Person to agree to do any of the foregoing. For the purposes of this Section 4.19(d), Transfer shall be deemed to include any joint venture or partnership or similar arrangement in respect of the ownership or use of the Casino Property, the Property (as defined in the First Mortgage), except as permitted in the First Mortgage, or any substantial part thereof, the granting to any Person of an option to cause the Transfer of the Casino Property, the Property (as defined in the First Mortgage) or any substantial part thereof, or the entering into of any contract or agreement to Transfer the Casino Property, the Property (as defined in the First Mortgage) or any substantial part thereof.

(e) Notwithstanding anything herein to the contrary, the failure of Holdings to perform, keep or observe any of the provisions of Sections 4.19(b), 4.19(c) or 4.19(d) shall not be deemed an Event of Default hereunder if, prior to or simultaneously with the occurrence of any event specified in such provisions, either (i) the Holders shall have been irrevocably and indefeasibly paid in full an amount in the aggregate equal to the entire principal amount of the Notes, plus accrued and unpaid interest thereon through the date of such payment plus any and all other amounts then due to KINA or the other Holders pursuant to the Transaction Documents, or (ii) (A) the Holders shall have been irrevocably and indefeasibly paid an amount in the aggregate equal to the Guarantee Amount (as defined in the Guarantees) in effect as of the Cut-off Date (assuming the Cut-off Date was the date of payment) (as defined in the Guarantees), (B) Purchaser shall have executed and proffered to KINA or its assigns (or its or their designee) a bargain and sale deed with a covenant as to grantor’s acts in recordable form conveying marketable title to the Property (as defined in the First Mortgage), subject only to Permitted Exceptions (as defined in the First Mortgage), and sufficient to enable KINA or its assigns (or its or their designee) to obtain an owner’s policy of title insurance for the Property, subject only to Permitted Exceptions, (x) substantially the same as the owner’s policy of title insurance in connection with its acquisition of the Property assuming that such owner’s policy is then readily available to owners of property, or (y) provided that the owner’s policy set forth in clause (x) is not available, such other owner’s policy of title insurance which may be available to owners of similarly situated properties of similar type in Atlantic City, New Jersey, (C) the Lease Agreement shall have been effectively terminated and the rights of any tenants claiming by, through or under such Lease Agreement shall have been effectively terminated (other than the rights of tenant under that certain lease agreement for Real Property between KINA and 19 North Illinois Avenue Associates, L.L.C., dated April 15, 1999), and (D) Purchaser shall have paid all transfer taxes and fees incurred in connection with the delivery and recordation of the bargain and sale deed executed and proffered by Purchaser to KINA or its assigns (or its or their designee), if any. Once the events in either clause (i) or clause (ii) above shall have occurred, KINA or the Holders shall surrender for cancellation the Notes.

ARTICLE V

ADDITIONAL COVENANTS OF HOLDINGS IN RESPECT OF RESORTS, RIH, NEW

PIER AND EACH NEW GUARANTOR

Holdings shall cause each of Resorts, RIH, New Pier and each New Guarantor to comply with the following covenants, it being understood that none of the following covenants are direct obligations of any of Resorts, RIH, New Pier or any New Guarantor:

Indebtedness. None of Resorts, RIH, New Pier and any New Guarantor shall, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (as defined in the Indenture on the date hereof) if the result thereof would constitute an Indenture Default.

Delivery of Amendments to Operating Company Debt Documents. Resorts shall promptly deliver copies to KINA of any amendments, extensions, renewals, replacements, or waivers that may be entered into by any Resorts Group Company or granted by any lender with respect to any Operating Company Debt.

Section 5.1. Indenture.

(a) Promptly, and in any event within two (2) Business Days after learning thereof, each of Resorts, RIH, New Pier and each New Guarantor shall notify KINA in writing, of the occurrence of a Default or an Event of Default (as such terms are defined in the Indenture) under the Indenture, specifying in reasonable detail the nature of such Default or Event of Default (as such terms are defined in the Indenture).

(b) On or prior to the Issue Date, Resorts shall deliver to the Trustee (as such term is defined in the Indenture) a letter in the form attached hereto as Exhibit P irrevocably instructing the Trustee to promptly, and in any event within two (2) Business Days after learning thereof, notify KINA in writing, of the occurrence of a Default or an Event of Default (as such terms are defined in the Indenture) under the Indenture, and Resorts shall use its reasonable best efforts to cause the Trustee to confirm its receipt and acknowledgment of such letter.

Transactions with Affiliates. None of Resorts, RIH, New Pier and any New Guarantor shall make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties to, or purchase any property from, or enter into or make or amend any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate if the result thereof would constitute an Indenture Default.

Restricted Payments. None of Resorts, RIH, New Pier and any New Guarantor shall make any Restricted Payments (as defined in the Indenture on the date hereof) if the result thereof would constitute an Indenture Default.

Future Guarantees. If, on or after the date hereof, any Subsidiary executes a Guarantee (as defined in the Indenture on the date hereof) in accordance with the Indenture, then such Subsidiary shall execute and deliver to the Holders simultaneously therewith a guarantee in the form of Exhibit Q attached hereto.

Financial Statements and Information. Resorts shall deliver to Holder, simultaneously with delivery to the Trustee or holders of the Indenture Notes under the Indenture, all reports and financial statements delivered under the Indenture, including Section 4.03 thereof.

CIT Credit Facility. RIH shall not, and shall not agree to, amend, modify or supplement any of the CIT Agreements (or any amendment, modification or supplement thereof) in any manner, the effect of which would be to create a Principal Increase Provision (as defined in the CIT Subordination Agreement) or a Revolver Provision (as defined in the CIT Subordination Agreement), in each case without the prior written consent of such Holder. In no event shall any amendment, modification or supplement to the CIT Agreements (or any amendment, modification or supplement thereof) that relates to re-borrowing of paid amounts or to principal or interest payments or prepayments be effective until five days after KINA shall have received a complete and accurate set of all documents, instruments and agreements reflecting such amendment, modification or supplement, and, with respect to any other amendment, modification or supplement, RIH shall promptly (but in no event later than two business days following execution) deliver or cause to be delivered to KINA promptly (but in no event later than two business days following execution) a complete and accurate execution set of all documents, instruments and agreements reflective thereof.

ARTICLE VI

ADDITIONAL COVENANTS

Consent Fees.

(a) If (i) any of Resorts, RIH, New Pier and any New Guarantor seeks a waiver or consent from the holders of Indenture Notes (other than in connection with compliance with the restrictions under Section 4.08 of the Indenture or Section 5.1), and (ii) such Person is or would be required to seek a substantially similar consent or waiver from the Holders under the terms of this Agreement, then the Holders shall grant any such waiver or consent to the same extent as the waiver or consent granted by the holders of the Indenture Notes and, if a consent fee is paid to the holders of the Indenture Notes in connection with any such waiver or consent, such Person shall pay the Holders a consent fee equal to fifty percent (50%) in the aggregate of the prorata amount that such Holders would have been entitled to if they held an identical principal amount of Indenture Notes. For illustration purposes only, assuming that there are $200,000,000 aggregate principal amount of Indenture Notes outstanding and the holders of the Indenture Notes are paid an aggregate consent fee of $2,000,000 (equal to one percent (1%) of the outstanding principal amount), the Holders (assuming $40,000,000 of principal amount was outstanding at the time of the payment) would be entitled to receive an aggregate consent fee of $200,000 (equal to one-half of one percent (0.50%) of the outstanding principal amount).

(b) It is understood and agreed that Section 6.1(a) shall not apply in respect of any of the covenants and agreements contained in Article IV.

Termination of Certain Covenants and Agreements. The covenants and agreements contained in Article IV, Article V and this Article VI shall terminate upon the earliest date upon which (a) all the outstanding Obligations are irrevocably and indefeasibly paid in full, and (b) the Holders receive payment of the then applicable Guarantee Amount from Holdings or Resorts, as the case may be. Except as expressly provided in the immediately preceding sentence, nothing in this Section 6.2 shall be deemed to impair, restrict or eliminate the rights, obligations or remedies of the parties hereto under this Agreement and the other Transaction Documents (including the foreclosure and other rights and remedies of KINA under the First Mortgage).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each of Holdings and Purchaser, jointly and severally with respect to each other, and each of Resorts, RIH, New Pier and each New Guarantor, severally as to itself, and not with respect to, for, or in respect of, any other Person, represents and warrants as of the Issue Date to each Holder as follows:

Organization and Standing of the Resorts Group Companies; Ownership. Each of the Resorts Group Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. Each of the Resorts Group Companies is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary except where the failure to do so is not reasonably likely to have a Material Adverse Effect. Except for Holdings’ direct or indirect ownership of all of the outstanding capital stock of Resorts, Purchaser, RIH and New Pier, as of the date hereof, Holdings does not own any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity or Person. Purchaser does not own any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity or Person.

Corporate Action. Each of the Resorts Group Companies has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Resorts Group Company of this Agreement and the other Transaction Documents to which it is a party and the performance by such Resorts Group Company of its obligations hereunder and thereunder and the consummation by such Resorts Group Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Resorts Group Company. This Agreement and the other Transaction Documents to which such Resorts Group Company is a party have been duly and validly executed and delivered by such Resorts Group Company. This Agreement and the other Transaction Documents to which such Resorts Group Company is a party constitute legal, valid and binding obligations of such Resorts Group Company, enforceable against such Resorts Group Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

Noncontravention. None of the execution and delivery by any Resorts Group Company of this Agreement and the other Transaction Documents to which it is a party, the performance by such Resorts Group Company of its obligations hereunder and thereunder and the consummation by such Resorts Group Company of the transactions contemplated hereby and thereby, will:

(a) conflict with or violate any provision of the charter or bylaws (or equivalent documents) or other organizational documents of such Resorts Group Company;

(b) conflict with, result in (with or without due notice or lapse of time or both) a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent under, or result in the loss of any rights, privileges, options or alternatives under, any contract, agreement, commitment or understanding, to which such Resorts Group

Company is a party or by which such Resorts Group Company is bound or to which any of such Resorts Group Company’s respective properties or assets is subject, including the Indenture, except for any conflicts, breaches, defaults, accelerations, rights to accelerate, terminations, modifications, cancellations, consents, or loss of rights, privileges, options or alternatives that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) result in the imposition of any Lien upon the Equity Interests of such Resorts Group Company other than (i) restrictions on the subsequent transfer of stock by the owner thereof imposed under applicable securities laws, and (ii) the Lien on the capital stock of Purchaser granted under the Stock Pledge Agreement;

(d) result in the imposition of any Lien (other than Liens granted under the Security Agreement and the Stock Pledge Agreement) upon any assets of such Resorts Group Company; or

(e) violate in any material respect any Law applicable to such Resorts Group Company or any of its properties or assets.

Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, including any Gaming Authority, is necessary in connection with the execution and delivery by any Resorts Group Company of this Agreement and the other Transaction Documents to which it is a party except for those which have been obtained and are in full force and effect.

Litigation. There is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Resorts Group Companies after due inquiry, threatened against any of the Resorts Group Companies which would reasonably be likely to have a Material Adverse Effect.

Compliance. Each Resorts Group Company is in compliance in all respects with the terms and provisions of this Agreement and the other Transaction Documents to which it is a party and in all respects with the provisions of all Laws, including Gaming Laws, to which it or its properties and assets are subject, except where the failure to so comply would not reasonably be likely to have a Material Adverse Effect.

Title to Capital Stock. Holdings owns all the Equity Interests of Resorts and Purchaser, free and clear of all Liens (other than the Lien on the capital stock of Purchaser granted under the Stock Pledge Agreement), and Resorts owns all the Equity Interests of RIH and New Pier, free and clear of all Liens (other than the Lien on the capital stock of New Pier and RIH granted under the Indenture Security Agreement). Thomas J. Barrack, Jr. directly or indirectly beneficially owns at least a majority of the Voting Stock of Holdings. Schedule 7.7 indicates and describes all Equity Interests of Purchaser, Resorts, RIH and New Pier and the ownership thereof. All such Equity Interests are validly issued, fully paid and non-assessable, and the issuance and sale thereof were in compliance with all applicable federal and state securities and other applicable laws; and the equity holders’ ownership of such Equity Interests is free and clear of any Liens or other contractual restrictions, except as indicated in this Section 7.7. None of Purchaser, Resorts, RIH and New Pier has issued any Equity Rights.

Indebtedness. The Resorts Group Companies are presently subject to no Indebtedness other than the Indenture Notes, the Operating Company Debt and Contingent Obligations in respect of Indebtedness under the Operating Company Debt Documents (including Interest Rate Protection Agreements and other hedging obligations secured under the related security documents). Except as set forth on Schedule 7.8, true, accurate and complete copies of the Operating Company Debt Documents have been delivered to KINA.

No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement or the other Transaction Documents, any right, interest or valid claim against or upon Holder for any commission, fee or other compensation as a finder or broker because of any act or omission by any of the Resorts Group Companies or any or their respective agents.

No Defaults. No Default or Event of Default (as those terms are defined in the Indenture) has occurred and is continuing. No Resorts Group Company is in default under any agreement to which it or any of its Property is bound, except such defaults that would not reasonably be likely to result in a Material Adverse Effect

Material Business Purpose. Each of Holdings, Resorts, RIH and New Pier represents and warrants to KINA that the consummation of the transactions contemplated by this Agreement, the Purchase Agreement and the other Transaction Documents are of material business value to it.

Ranking. The Secured Promissory Note constitutes (and upon issuance each other Note will constitute) secured senior obligations of Purchaser and the Secured Promissory Note is not, and at all times will not be (and upon issuance each other Note at all times will not be), subordinate in right of payment to any other Indebtedness of Purchaser.

SEC Documents. Each of Holdings and Resorts has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC by it during the period beginning on the date of its incorporation and ending on the Issue Date (together with all information incorporated therein by reference, the “Filed SEC Documents”). No Subsidiary of Holdings (other than Resorts) is required to file any report, schedule, form, statement or other document with the SEC.

ERISA. The assets of Purchaser and each Guarantor are not treated as “plan assets”, whether by operation of law or under regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (as the same may be amended from time to time).

Holdings Subsidiaries. Holdings’ only Subsidiaries are set forth on Schedule 7.15 attached hereto.

CIT Agreements. The CIT Agreements (or any amendment, modification or supplement thereof) do not, and will not, permit RIH to reborrow after June 30, 2005 any amounts in excess of $5,000,000 previously borrowed and repaid thereunder.

ARTICLE VIII

MISCELLANEOUS

Complete Agreement; Amendments. This Agreement (together with the other Transaction Documents) constitutes the complete agreement and understanding between the parties with respect to the subject matter hereof (and thereof), and supersedes all prior agreements and understandings, oral or written, express or implied, with respect to the subject matter hereof (and thereof), and all such prior agreements and understandings shall be null and void and without further effect as of the date hereof. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any of the parties hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

No Assignment. Under no circumstances shall any of the Resorts Group Companies be permitted to assign any of its obligations under this Agreement and any attempt by any such Resorts Group Company to assign such obligations shall be null and void.

Fees and Expenses.

(a) The Resorts Group Companies shall pay to KINA the amount of $350,000 in accordance with the discussions between Charles D. Adamo, Executive Vice President of KINA, and Nicholas Ribis, Vice Chairman of Resorts.

(b) If Holder shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with (i) any amendment, modification or waiver, or consent requested by a Resorts Group Company with respect to, this Agreement or the other Transaction Documents or Holder’s rights hereunder, or (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Holder, a Resorts Group Company or any other Person) in any attempt to enforce any rights of Holder against any Resorts Group Company with respect to any of the Transaction Documents, then, and in any such event, the attorneys’ and other parties’ fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel, and others, in any way or respect arising in connection with or relating to any of the events or actions described in this Section 8.3 shall be payable, on demand, by the Resorts Group Companies to Holder. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

No Waiver by Holder. Holder’s failure, at any time or times, to require strict performance by any Resorts Group Company of any provision of this Agreement shall not waive, affect or diminish any right of Holder thereafter to demand strict compliance and performance therewith. None of the undertakings, agreements, warranties, covenants and representations of each of the Resorts Group Companies contained in this Agreement shall be deemed to have been suspended or waived by Holder, unless such suspension or waiver is by an instrument in writing signed by Holder (as such term is defined in the applicable provision hereof) and directed to such Resorts Group Company specifying such suspension or waiver.

WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Parties. This Agreement shall be binding upon, and inure to the benefit of, the respective successors of the Resorts Group Companies and Holder and the assigns of Holder.

Authorized Signature. Until Holder shall be notified by the applicable Resorts Group Company to the contrary, the signature upon any document or instrument delivered pursuant hereto of any duly elected officer of such Resorts Group Company shall bind such Resorts Group Company and be deemed to be the act of such Resorts Group Company.

Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. Each of Holder and the Resorts Group Companies agrees to submit to personal jurisdiction and to waive any objection as to venue in the federal and state courts of the County of New York, State of New York. Service of process on any of the Resorts Group Companies and Holder in any action arising out of or relating to any of the Notes shall be effective if mailed to such party in accordance with Section 8.10. Nothing herein shall preclude Holder or a Resorts Group Company from bringing suit or taking other legal action in any other jurisdiction.

Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage pre-paid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail or by next-day or overnight mail or personal delivery:

(i) if to a Resorts Group Company, to

Colony RIH Holdings, Inc.

c/o Resorts International Hotel, Inc.

1133 Boardwalk

Atlantic City, New Jersey

Facsimile: (609) 340-7896

Attention: Ms. Audrey Oswell

with copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile: (212) 728-8111

Attention: Thomas M. Cerabino, Esq.

(ii) if to Holder, to

c/o Kerzner International Hotels Limited

Coral Towers

Paradise Island, The Bahamas

Facsimile: (242) 363-4581

Attention: General Counsel

with copies to:

Proskauer Rose LLP

1585 Broadway

New York, NY 10036

Facsimile: (212) 969-2900

Attention: James P. Gerkis, Esq.

or, in each case at such other address as may be specified in a Notice to a Resorts Group Company or Holder, as the case may be. Any Notice shall be deemed effective and given upon receipt (or intentional refusal of receipt by the addressee of such Notice).

Section 8.2. Confidentiality.

(a) Each party agrees to keep confidential information obtained by it pursuant to this Agreement and the other Transaction Documents confidential in accordance with such party’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (i) to such party’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature thereof (such party being liable for any breach of confidentiality by any person described in this clause (i)), (ii) to the extent such information presently is or hereafter becomes available to such party on a non-confidential basis from a person not an Affiliate of such party not known to such party to be violating a confidentiality obligation by such disclosure, (iii) to the extent disclosure is required by any law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Holdings unless such notice is legally prohibited) or requested or required by any Governmental Authority to whose jurisdiction such party may be subject, (iv) to prospective assignees of Holder who agree in writing for the benefit of the Resort Group Companies to be bound by the provisions of this Section 8.11, (v) to the extent required in connection with any litigation between or among any of the parties hereto, any Resorts Group Company and Holder with respect to any of the Transaction Documents, or (vi) with the other parties’ prior written consent.

(b) Notwithstanding Section 8.11(a), or any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound,

Holder (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated by this Agreement and the other Transaction Documents and, from and after the earliest to occur of (i) the Issue Date, (ii) the public announcement of the transactions contemplated by this Agreement and the other Transaction Documents, and (iii) the public announcement of our discussions regarding the transactions contemplated by this Agreement and the other Transaction Documents, may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the other Transaction Documents and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Exhibits, etc. All exhibits, schedules and annexes to this Agreement constitute part of this Agreement and are hereby incorporated by this reference in this Agreement.

Specific Performance. Each of the Resorts Group Companies acknowledges and agrees that Holder would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, such Resorts Group Company agrees that Holder shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter.

Remedies Cumulative. The enumeration of the rights and remedies of KINA and any Holder set forth in this Agreement and the other Transaction Documents is not intended to be exhaustive and the exercise by KINA or any Holder of any right or remedy shall not preclude the exercise of any other right or remedy herein or in any of the other Transaction Documents, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or thereunder or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take any action on the part of KINA or any Holder in exercising any right, remedy, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege or shall be construed to be a waiver of any Default or any Event of Default. No course of dealing between or among KINA and any of the Holders, any of the Guarantors, the Purchaser or Holdings shall be effective to change, modify or discharge any provision of this Agreement or any of the other Transaction Documents or to constitute a waiver of any Default or Event of Default unless such change, modification, discharge or waiver is acknowledged in writing by KINA and each Holder. Nothing contained in this Agreement shall release the Purchaser from any of its obligations under any Transaction Document to which it is a party except to the extent of amounts irrevocably and indefeasibly paid under the Transaction Documents in respect of such obligations. The obligations of the Resorts Group Companies hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the irrevocable and indefeasible payment in full in cash of the Obligations and as otherwise set forth herein), and shall not be subject to any defense of set-off or counterclaim.

Counterparts. This Agreement may be executed by the parties with counterpart signature pages or in separate counterparts (including by facsimile), each of which when executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

Termination of Option Agreement. As of the date hereof, KINA and Resorts agree that the Option Agreement hereby is terminated and of no further force and effect. Each of the parties hereto acknowledges and agrees that no duties, debts, claims, commitments, liabilities or obligations of any party under the Option Agreement shall survive such termination.

Other Agreements. Unless the context otherwise requires, references in any of the Transaction Documents to any agreement shall refer to such agreement, as the same may be amended, supplemented or modified from time to time in accordance with its terms.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COLONY RIH HOLDINGS, INC.

By:	/s/ NICHOLAS L. RIBIS

Name: Nicholas L. Ribis
Title: Vice Chairman and Executive Vice President

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

By:	/s/ NICHOLAS L. RIBIS

Name: Nicholas L. Ribis
Title: Vice Chairman and Executive Vice President

RESORTS REAL ESTATE HOLDINGS, INC.

By:	/s/ NICHOLAS L. RIBIS

Name: Nicholas L. Ribis
Title: Vice President

RESORTS INTERNATIONAL HOTEL, INC.

By:	/s/ NICHOLAS L. RIBIS

Name: Nicholas L. Ribis
Title: Vice Chairman and Executive Vice President

NEW PIER OPERATING COMPANY, INC.

By:	/s/ NICHOLAS L. RIBIS

Name: Nicholas L. Ribis
Title: Vice Chairman and Executive Vice President

KERZNER INTERNATIONAL NORTH AMERICA, INC.

By:	/s/ WILLIAM C. MURTHA

Name: William C. Murtha
Title: Senior Vice President

ANNEX I

Certain Definitions

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided, however, that Holdings shall not be deemed to be an Affiliate of any Wholly Owned Subsidiary of Holdings and no Wholly Owned Subsidiary of Holdings shall be deemed to be an Affiliate of any other Wholly Owned Subsidiary. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall mean this Agreement (including the Exhibits, Schedules and Annexes hereto), as the same from time to time may be amended, supplemented or waived in accordance with its terms.

“Assignment” shall have the meaning set forth in Section 3.1(f).

“Beneficial Owner” shall have the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of New York or New Jersey.

“Capital Expenditures” shall mean, for any period, any direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of Property or the incurrence of Indebtedness) expenditures of a person which should be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP), excluding (a) any expenditure made from the proceeds of asset sales or from casualty or condemnation events (or from deductibles with respect to any such casualty or condemnation event), and (b) the purchase price of equipment to the extent that the consideration therefor consists of used or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used or surplus equipment.

“Capital Lease” as applied to any person, shall mean any lease of any Property by that person as lessee which, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that person.

“Capital Lease Obligations” shall mean, for any person, all obligations of such person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean, for any person: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500.0 million and a deposit rating of investment grade or (ii) any Lender; (c) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, respectively, maturing not more than 270 days from the date of acquisition thereof by such person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s; or (f) money market mutual funds that invest primarily in the foregoing items.

“Casino Property” shall mean the real property owned or leased by RIH in the County of Atlantic, State of New Jersey, as more particularly set forth on Schedule 2.1(1) attached hereto, the real property owned by New Pier in the County of Atlantic, State of New Jersey, as more particularly set forth on Schedule 2.1(1) attached hereto, and the real property owned by Resorts in the County of Atlantic, State of New Jersey, as more particularly set forth on Schedule 2.1(1) attached hereto.

“Change of Control” shall mean, at any time, the occurrence of any of the following: (a) prior to the consummation of an IPO, the Permitted Holders cease to be the Beneficial Owner directly or indirectly of at least 51% of the fully diluted Voting Stock of Holdings; (b) following the consummation of an IPO, (i) any “person” (including any group that is deemed to be a “person” but, in any event, excluding the Permitted Holders or any “group” that includes any of the Permitted Holders) is or becomes the Beneficial Owner of more of the fully diluted Voting Stock of the Company than the Voting Stock of the Company Beneficially Owned by the Permitted Holders, or (ii) during any period of 24 consecutive months commencing after the Issue Date, individuals who at the beginning of such period constituted Holdings’ Board of Directors (together with any new or replacement directors whose election by Holdings’ Board of Directors or whose nomination for election by Holdings’ shareholders was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Permitted Holders) cease for any reason to constitute a majority of the directors then in office; or (c) on or after the Issue Date, Holdings fails to own, directly or indirectly, all of the Equity Interests of any other Resorts Group Company. The terms “person” and “group” shall have the meanings ascribed to such terms in Section 13(d) of the Exchange Act.

“Charges” shall mean all Federal, state, county, city, municipal, local, foreign or other governmental taxes, levies or assessments relating to (a) the Obligations of each of Holdings and Purchaser, (b) employees, payroll, income or gross receipts of each of Holdings and Purchaser, (c) the ownership or use by each of Holdings and Purchaser of any of its respective assets, (d) the other assets of any of Holdings and Purchaser, or (e) any other aspect of any of Holdings’ or Purchaser’s business.

“CIT Agreements” shall mean, (a) the Amended and Restated Loan and Security Agreement dated as of June 24, 2002, by and between CIT Group/Equipment Financing, Inc. and

RIH, as amended by that certain Amendment No. 1 to Amended and Restated Loan and Security Agreement made as of September 22, 2003 and that certain Amendment No. 2 to Amended and Restated Loan and Security Agreement made as of January 16, 2004 (collectively, the “CIT Loan Agreement”), (b) other instruments and documents that were executed and delivered in connection with the CIT Loan Agreement, including, without limitation, that certain Guaranty and Suretyship Agreement, dated as of June 24, 2002, by Resorts in favor of CIT Group/Equipment Financing, Inc., and (c) any other instruments or documents that may at any time in the future be executed and delivered in connection with the CIT Loan Agreement, in each case, as has been and may subsequently be amended from time.

“CIT Credit Facility” shall mean the CIT Agreements, as the same may subsequently be amended in any way in accordance with Section 5.8.

“CIT Subordination Agreement” shall mean the Subordination Agreement dated as of March 18, 2004, among CIT/Group/Equipment Financing, Inc., Resorts, RIH, New Pier and KINA.

“Code” shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

“Colony Investors” shall mean Colony Investors IV, L.P.

“Contingent Obligation” shall mean, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, any product warranty in the ordinary course of business and any lease guarantees executed by any Resorts Group Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Default” shall have the meaning assigned to it in the Secured Promissory Note.

“Disqualified Capital Stock” shall mean, with respect to any person, any Equity Interest or Equity Right of such person that, by its terms or by the terms of any agreement relating thereto (or by the terms of any security into which it is convertible or exercisable or for which it is exchangeable or by the terms of any agreement relating thereto), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof payable to Holdings or a Wholly Owned Subsidiary of Holdings) or is mandatorily redeemable (other than (i) solely for Qualified Capital Stock, (ii) upon a sale of assets or a Change of Control so long as any such mandatory redemption in the case of a sale of assets or Change of Control is conditioned upon the prior payment in full of the Obligations or (iii) as a result of a redemption required by Gaming Law), for any reason, including pursuant to a sinking fund obligation or otherwise, or is redeemable for any reason at the option of the holder thereof (other than solely for Qualified Capital Stock or as provided in clause (ii) above) or exchangeable, exercisable or convertible into debt securities of the issuer thereof at the option of the holder thereof, in whole or in part, on or prior to the date which is 181 days after April 25, 2008.

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 3.1(l).

“Equity Interests” shall mean, with respect to any specified person, any and all shares, stock, interests, participations or other equivalents (including membership interests and partnership interests), regardless of how designated and whether voting or non-voting, of such specified person, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such specified person (regardless of how designated and whether voting or nonvoting), including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 311-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), whether outstanding on the Issue Date or issued thereafter.

“Equity Rights” shall mean, with respect to any person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities exercisable or convertible into or exchangeable for, any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such person.

“Event of Default” shall have the meaning assigned to it in the Secured Promissory Note.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined by Holdings in good faith, that is within a reasonable range of prices which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“First Mortgage” shall have the meaning set forth in Section 3.1(e).

“Fiscal Year” shall mean the fiscal year of Holdings.

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination. For purposes of clarity, accounts of one party required to be disclosed in the accounts of another party solely as a result of disclosure required by the SEC under “pushdown” accounting shall not be treated as the accounts of such other party unless otherwise required under GAAP.

“Gaming Authority” shall mean the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement (including any successors to either of them), and any other New Jersey Governmental Authority which regulates gaming in any jurisdiction in the State of New Jersey in which any of the Resorts Group Companies conduct gaming activities and has jurisdiction over such persons.

“Gaming Law” shall mean any New Jersey Law relating to gaming or gaming activities established by any Gaming Authority.

“Guarantee” shall mean (i) the Holdings Guarantee, (ii) the RRN Guarantee, or (iii) any guarantee issued by a New Guarantor.

“Guarantor” shall mean any issuer of a Guarantee.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision, including any Gaming Authority.

“Holder” shall, unless the context otherwise requires, mean, at any time, any holder of all or any portion of the Note at such time, which on the Issue Date shall be KINA.

“Holdings” shall have the meaning set forth in the first paragraph of this Agreement, together with its successors and permitted assigns, including in connection with any permitted merger.

“Holdings Guarantee” shall have the meaning set forth in Section 3.1(g).

“incur” shall mean, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person, or to grant or create a Lien upon any Property of such person to secure any Indebtedness of another person (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and amounts payable to repurchase Equity Interests in excess of the amount paid in accordance with Section 5.7); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured); (f) all Capital Lease Obligations (including synthetic lease obligations) and Purchase Money Obligations of such person; (g) all obligations of such person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (h) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within two Business Days; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the limited amount. The amount of Indebtedness of the type referred to in clause (g) above of any person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such person.

“Indenture” shall mean that certain Indenture dated as of March 22, 2002, among Resorts, the guarantors party thereto and Bankers Trust Company, as trustee.

“Indenture Default” shall mean any Event of Default (as such term is defined in the Indenture as in effect on the date of this Agreement).

“Indenture Security Agreement” shall mean that certain Security Agreement dated as of March 22, 2002, among Resorts, the guarantors party thereto and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

“Interest Rate Protection Agreement” shall mean, for any person, an interest rate swap, cap or collar agreement or similar arrangement between such person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investment” shall have the meaning set forth in Section 4.11.

“IPO” shall mean an initial underwritten offering of common stock of a Resorts Group Company for cash pursuant to an effective registration statement under the Securities Act following which the common stock of such Resorts Group Company is listed on a national securities exchange or quoted on the national market system of NASDAQ stock market.

“Issue Date” shall mean the date of this Agreement.

“KINA” shall have the meaning set forth in the first paragraph hereof.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“Lease Agreement” shall have the meaning set forth in the recitals hereto.

“Lease Amendment” shall have the meaning set forth in Section 3(f).

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property having the effect of a security interest, including any easement, right-of-way or other encumbrance on title to Real Property, and any agreement to give any of the foregoing.

“Material Adverse Effect”, with respect to any specified Person, shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of such specified Person and its Wholly Owned Subsidiaries taken as a whole, or (b) the Resort Group Companies’ ability to pay and satisfy the Obligations in accordance with the terms thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“New Guarantor” shall mean any Subsidiary of Resorts that shall have issued a guarantee pursuant to Section 5.6.

“New Jersey Casino Control Commission” shall mean the commission defined in New Jersey Statutes Annotated 5:12-14 as amended from time to time.

“New Pier” shall have the meaning set forth in the first paragraph of this Agreement, together with its successors and permitted assigns, including in connection with any permitted merger.

“Note” shall have the meaning set forth in the Secured Promissory Note.

“Obligations” shall mean all debts, liabilities, and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Purchaser and the other Resorts Group Companies to any Holder and arising under any of the Notes or the other Transaction Documents, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Notes or the other Transaction Documents. This term includes, without limitation, all interest, charges, expenses, attorneys’ fees and any other sum chargeable to Purchaser or any other Resorts Group Company under any of the Notes or other Transaction Document.

“Operating Company Debt” shall mean all Indebtedness of any Resorts Group Company (other than Purchaser and Holdings) on the date hereof. The Operating Company Debt is identified on Schedule 2.1(2).

“Operating Company Debt Documents” means all material agreements, documents and instruments executed and delivered in connection with Operating Company Debt.

“Option Agreement” shall have the meaning set forth in the recitals hereto.

“Permitted Holders” shall mean Colony Investors and any Affiliates thereof and Thomas J. Barrack, Jr., Nicholas L. Ribis, Colony RIH Voteco, LLC, Colony GP IV, Inc., Colony Capital IV, L.P. and any investment fund, partnership or other person sponsored by or formed at the direction of Colony Capital LLC, a Delaware limited liability company, or any successor organization (unless such investment fund, partnership or other person is not managed by a person that is an Affiliate or Related Person of any of the foregoing). As used herein, the term “Related Person” means (a) any controlling stockholder, 80% (or more) directly or indirectly owned Subsidiary, or immediate family member (in the case of an individual), of any Permitted Holder, or (b) any trust, corporation, partnership or other entity if (x) the beneficiaries, stockholders, partners, members, owners or other persons beneficially owning (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) in the aggregate 80% or more of the voting stock of such trust, corporation, partnership or entity consist of any one or more Permitted Holders or such other Permitted Holders referred to in clause (a), or (y) a general partner or managing member or person otherwise controlling or having the power to direct, or cause the direction of, the management and policies of such trust, corporation, partnership or entity is any one or more of the Permitted Holders or such other persons referred to in clause (a).

“Person” or “person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, other entity, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and Equity Interests or other ownership interests of any person.

“Purchase Agreement” shall have the meaning set forth in Section 3.1(c).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 135 days after such acquisition of such Property by such person.

“Qualified Capital Stock” shall mean with respect to any person any Equity Interests of such person which is not Disqualified Capital Stock.

“Real Property” shall mean all right, title and interest of Holdings or Purchaser (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by Holdings or Purchaser, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

“Resorts” shall have the meaning set forth in the first paragraph of this Agreement, together with its successors and permitted assigns, including in connection with any permitted merger.

“Resorts Group Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Resorts Purchase Agreement” shall have the meaning set forth in the recitals hereto.

“Restricted Payment” shall mean (a) the declaration of any dividends or any other payment or distribution of cash or other property or assets in respect of a Resorts Group Company (other than, in the case of any Resorts Group Company other than Purchaser, any dividend or distribution consisting solely of shares of Qualified Capital Stock), or (b) any payment on account of the purchase, redemption, acquisition or other retirement of a Resorts Group Company’s Stock or other payment or distribution made in respect thereof, either directly or indirectly (other than, in the case of any Resort Group Company other than Purchaser, any payment consisting solely of shares of Qualified Capital Stock). Notwithstanding anything to the contrary contained herein, Restricted Payments shall not include the declaration and payment of dividends by Holdings to its stockholders in the amount of Remaining Funds (as defined in the Indenture as in effect on the date of this Agreement).

“RIH” has the meaning set forth in the first paragraph of this Agreement, together with its successors and permitted assigns, including in connection with any permitted merger.

“RRN Guarantee” shall have the meaning set forth in Section 3.1(i).

“S&P” shall mean Standard & Poor’s, a division of The McGraw Hill Companies.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Promissory Note” has the meaning set forth in Section 3.1(b).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Agreement” has the meaning set forth in Section 3.1(d).

“Stock Pledge Agreement” has the meaning set forth in Section 3.1(h).

“Subordination Agreement” has the meaning set forth in Section 3.1(k).

“Subsidiary” shall mean, with respect to any person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such person and/or one or more Subsidiaries of such person.

“Termination of Option Agreement” shall have the meaning set forth in the recitals hereto.

“Transaction Documents” shall mean this Agreement, the Secured Promissory Note and the other Notes, the Purchase Agreement, the Security Agreement, the Lease Agreement, the

Lease Amendment, the Assignment, the Holdings Guarantee, the Stock Pledge Agreement, the Environmental Indemnity Agreement, the RRN Guarantee, the First Mortgage, the Termination of Option Agreement, the CIT Subordination Agreement and the Subordination Agreement, in each case all documents, instruments and agreements related thereto or to be executed and delivered in connection therewith (including any certificate, instrument or written statement contemplated by or made or delivered pursuant thereto or in connection therewith) and all exhibits, appendices, schedules and annexes to any thereof, in each case (unless the context otherwise requires) as the same may be amended, supplemented or modified from time to time in accordance with its terms.

“Voting Stock” shall mean, with respect to any Person, the capital stock (including any and all shares, interests (including partnership, membership and other equity interests), participations, rights in, or other equivalents (however designated and whether voting or nonvoting) of, such capital stock, and any and all rights, warrants or options exchangeable for or convertible or exercisable into such capital stock) of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” shall mean, with respect to any person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such person and/or one or more Wholly Owned Subsidiaries of such person.